Exhibit 99.1

+News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Increased Profits for 2nd Quarter

Sixth Consecutive Quarter of Profitability

12.8% Annualized Return on Average Equity for First Half of 2015

LOS ANGELES, CA – (BUSINESS WIRE) – August 11, 2015 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net income of $1.2 million, or $0.04 per diluted common share, for the second quarter of 2015, compared to net income of $59 thousand, or $0.00 per diluted common share for the second quarter of 2014.  The improvement in profitability during the second quarter of 2015 reflected improvement in all operating categories, including net interest income, non-interest income and non-interest expense.  For the six months ended June 30, 2015 the Company reported net income of $2.5 million, or $0.08 per diluted common share, compared to $1.0 million, or $0.05 per diluted common share for the first half of 2014.

Chief Executive Officer, Wayne Bradshaw commented, “During the second quarter, we continued to solidify our position as a leader in financing affordable housing in low-to-moderate income communities throughout Southern California, leveraging our established relationships with proven owners, operators and brokers of smaller multi-family properties.  Concurrent with the growth in our loan originations, which grew 62.9% in the second quarter and 58.1% in the first half over the comparable periods in 2014, we have implemented additional plans to complete the foundation and infrastructure of the Bank.  These ongoing initiatives include upgrading our retail infrastructure to provide expanded digital capabilities, diligently managing our expenses, and continuing our proactive management of our remaining, reduced problem assets.  I am pleased to report that, as of June 30, 2015, our total problem assets were less than $9 million, or less than 2.5% of total assets, including $5.7 million of problem loans for which the borrowers were current in their payments.  Excluding these paying loans, our problems assets were less than 1% of total assets at the end of the quarter.

I am also very pleased to report that during the second quarter Ms. Erin Selleck joined the Board of Directors of the Company and the Bank.  Ms. Selleck served, until 2014, as Senior Executive Vice President and Treasurer, and member of the Executive Committee, for Union Bank, a top-25 U.S. bank and the principal U.S. subsidiary of Japan’s Mitsubishi UFJ Financial Group.  She brings a tremendous wealth of experience to the Company, having successfully presided over the 260% growth in Union Bank’s assets during her tenure, and having managed the Bank’s $20 billion investment portfolio.  She is serving on our Audit, Loan and Compliance Committees, and will be a valuable resource for our management team and Board.”

Earnings Summary

For the second quarter of 2015, net interest income before recapture of loan losses totaled $3.1 million, compared to $2.9 million for the second quarter of 2014.  The increase in net interest income of $227 thousand primarily resulted from an increase of $39.5 million in the average balance of loans receivable (including loans held for sale), as well as a special cash dividend of $160 thousand on our investment in FHLB stock.  The income from the higher average balance of loans receivable more than offset the impact of a lower average yield on loans, which decreased 59 basis points to 4.92% for the second quarter of 2015 from 5.51% for the second quarter of 2014.  Also, our net interest margin declined to 3.58% in the second quarter of 2015 from 3.63% in the comparable period in 2014 because of the decline in average yield on loans, but this was partially offset by a reduction of five basis points (0.05%) in the average cost of our interest bearing liabilities.  The lower average yield on loans for the second quarter of 2015 was primarily due to payoffs of loans that carried higher coupon rates than the average yield on total loans, lower coupon rates on loan originations as a result of the low interest rate environment, and higher amortization expense on deferred origination costs.

For the first half of 2015, net interest income before recapture of loan losses totaled $6.1 million, compared to $5.7 million for the first half of 2014.  The increase in net interest income of $387 thousand primarily resulted from an increase of $41.5 million in the average balance of loans receivable.  The income from the higher average balance of loans receivable more than offset the impact of a lower average yield on the loans, which decreased 64 basis points to 4.92% for the first half of 2015 from 5.56% for the comparable period in 2014.  Our net interest margin declined to 3.51% in the first half of 2015 from 3.55% in the comparable period in 2014 because of the decline in average yield on loans, offset in part by a reduction of 8 basis points (0.08%) in the cost of funds.

As part of our efforts to reduce the Bank’s funding costs, we have been carefully managing our use of FHLB advances and implementing initiatives to increase deposits.  During 2015, we completed new sales training for our branch personnel and implemented new goals related to attracting deposits and increasing corporate relationships.  In addition, we are implementing a new online banking platform that will provide our customers with enhanced “person-to-person” access to accounts, including money transfers between accounts both within and outside the Bank.  Also, we recently launched a mobile web platform to enhance our customers’ experience while accessing their accounts using their mobile phones, and expect to launch our mobile app later this year.  These initiatives are part of our plan to improve our products and services, and increase our core deposits with both new and existing customers.

The Company recorded a recapture of $750 thousand of previously recognized provisions for loan losses for the second quarter of 2015, compared to a recapture of loan losses of $500 thousand for the same period a year ago.  The recapture of loan losses during the second quarter of 2015 was primarily due to the reduction in the loans held for investment portfolio and continued improvements in credit quality.

Non-interest income for the second quarter of 2015 totaled $492 thousand, compared to $64 thousand for the second quarter of 2014.  The increase of $428 thousand in non-interest income during the second quarter of 2015 was primarily due to a net gain on sale of loans of $380 thousand.

Non-interest expense for the second quarter of 2015 totaled $3.2 million compared to $3.4 million for the second quarter of 2014.  The decrease of $196 thousand in non-interest expense during the second quarter of 2015 was primarily due to a decrease of $213 thousand in REO expense, primarily reduced valuation write-downs, and a decrease of $81 thousand in FDIC assessments, despite an increase in deposits.  These and other cost reductions were partially offset by an increase of $77 thousand in other expense, primarily provisions related to unfunded loan commitments resulting from our increased loan originations, as well as increased expenses for compensation and benefits, and information services.

The Company’s income tax expense was $6 thousand for the second quarter of 2015, compared to $0 for the second quarter of 2014.  The low tax expense and effective tax rate for both periods primarily reflected the use of tax carryforwards to offset current taxable income in the periods presented.  As of June 30, 2015, the Company had $7.9 million of deferred tax assets, which were fully reserved.

Balance Sheet Summary

Total assets increased by $8.3 million to $359.2 million at June 30, 2015 from $350.9 million at December 31, 2014 primarily reflecting growth in our loan originations, net of the effects of loan sales totaling $59.0 million and loan repayments of $24.8 million.  During the second quarter, we originated $38.8 million of multi-family loans, as compared to $25.3 million in the first quarter of 2015 and $23.8 million in the second quarter of 2014.  During the first half of 2015, we originated $64.1 million of multi-family loans, compared to $40.6 million in the first half of 2014.

The Bank is still subject to the provisions of a Consent Order administered by the Office of the Comptroller of the Currency (“OCC”).  As previously disclosed in our results for calendar 2014, we believe that the Bank was in compliance with all aspects of the Consent Order as of the end of 2014, other than the Consent Order’s requirements for approval of our resubmitted, revised, strategic plan and compliance with a loan concentration risk management plan that conforms to guidelines published by the OCC.  During the second quarter, we received the OCC’s approval of our strategic plan, which incorporated our loan concentration risk management program.  During the first half of 2015, we transferred $90.2 million of multi-family loans from held for investment to held for sale and allocated $31.5 million, or almost 50%, of our originations during the period as held for sale as part of our loan concentration risk management program.  Also, during the first half of the year, we completed sales of $59.0 million of multi-family loans, including $46.8 million in the second quarter that generated the net aggregate gain on loan sales mentioned above.

The net effects of these actions to comply with the mandated loan concentration risk management program were to decrease gross loans receivable held for investment by $83.0 million during the first half of 2015, increase loans held for sale by $62.5 million, and increase cash and cash equivalents by $30.9 million.  Notwithstanding these changes, our average loan balances during the second quarter of 2015 increased $39.5 million over the average loan balances for the second quarter of 2014 and $44 million over the average loan balances for the first half of 2014.

Deposits increased to $232.2 million at June 30, 2015 from $217.9 million at December 31, 2014, primarily reflecting an increase of $12.3 million in certificates of deposit and an increase of $2.0 million in core deposits.  FHLB advances decreased to $77.5 million at June 30, 2015 from $86.0 million at December 31, 2014, as we repaid $8.5 million of the more expensive advances with proceeds from our bulk loan sale of $46 million in late June.

Stockholders’ equity was $39.6 million, or 11.04% of the Company’s total assets, at June 30, 2015, compared to $37.3 million, or 10.62% of the Company’s total assets, at December 31, 2014.  The Company’s book value was $1.36 per share as of June 30, 2015, compared to $1.28 per share as of December 31, 2014.

At June 30, 2015, the Bank’s Total Capital ratio was 19.14%, its Common Equity Tier 1 Capital ratio was 17.87% and its Leverage ratio (Tier 1 Capital to adjusted total assets) was 11.89% compared to a Total Capital ratio of 17.69% and a Leverage ratio of 11.34% at December 31, 2014.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, risks associated with the Company’s efforts to implement new digital platforms for our customers, reduce problem assets and control expenses, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and 10-K/A and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	June 30, 2015		December 31, 2014
Selected Financial Condition Data and Ratios:
Total assets	$359,219		$350,863
Gross loans receivable	202,077		285,108
Allowance for loan losses	(6,923)		(8,465)
Loans receivable held for sale	81,985		19,481
Cash and cash equivalents	51,661		20,790
Securities available for sale, at fair value	15,647		17,075
Deposits	232,152		217,867
FHLB advances	77,500		86,000
Junior subordinated debentures	5,100		5,100
Total stockholders’ equity	39,648		37,258

Book value per share	$1.36		$1.28
Equity to total assets	11.04%		10.62%

Asset Quality Ratios:
Non-performing loans to total gross loans	3.33%		3.11%
Non-performing assets to total assets	2.48%		3.12%
Allowance for loan losses to total gross loans	3.43%		2.97%
Allowance for loan losses to total delinquent loans	398.56%		336.98%
Allowance for loan losses to non-performing loans	102.79%		95.52%
Net charge-offs (recoveries) to average loans	0.03%	(1)	-0.62%	(1)

Non-Performing Assets:
Non-accrual loans	$6,735		$8,862
Loans delinquent 90 days or more and still accruing	-		-
Real estate acquired through foreclosure	2,178		2,082
Total non-performing assets	$8,913		$10,944

	Three Months Ended June 30,				Six Months Ended June 30,
	2015		2014		2015		2014
Selected Operating Data and Ratios:
Interest income	$4,112		$3,875		$8,017		$7,671
Interest expense	971		960		1,917		1,958
Net interest income before recapture of loan losses	3,141		2,915		6,100		5,713
Recapture of loan losses	750		500		1,500		1,582

Net interest income after recapture of loan losses	3,891		3,415		7,600		7,295
Non-interest income	492		64		1,135		397
Non-interest expense	(3,224)		(3,420)		(6,276)		(6,641)
Income before income taxes	1,159		59		2,459		1,051
Income tax expense	(6)		-		(8)		(3)
Net income	$1,153		$59		$2,451		$1,048

Earnings per common share – basic and diluted	$0.04		$0.00		$0.08		$0.05

Loan originations	$38,790	(2)	$23,814		$64,110	(2)	$40,558

Return on average assets	1.29%	(1)	0.07%	(1)	1.38%	(1)	0.63%	(1)
Return on average equity	11.88%	(1)	0.89%	(1)	12.79%	(1)	8.01%	(1)
Net interest margin	3.58%	(1)	3.63%	(1)	3.51%	(1)	3.55%	(1)

_______

(1) Annualized

(2) Includes loans held for sale originations of $18.9 million and $12.5 million for the three and six months ended June 30, 2015, respectively.